SUBSCRIPTION AGREEMENT
               dated as of  February 22, 2001
                       by and among
                  SIDEWARE SYSTEMS, INC.
                           and
                THE PURCHASERS NAMED HEREIN


                    TABLE OF CONTENTS
                                                    Page
                                                     No.
ARTICLE I
PURCHASE AND SALE OF SHARES                           1

1.01	Purchase and Sale                             1
1.02	Purchase Price                                1
1.03	Closing                                       1
1.04	Restrictive Legend                            1
1.05	Ontario Regulatory Requirements               2
1.06	Opinion of Counsel                            3

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY         3

2.01	Organization and Qualification                4
2.02	Authority                                     4
2.03	Capital Stock                                 4
2.04	No Conflicts; Approvals and Consents          5
2.05	SEC Reports and Financial Statements          6
2.06	Absence of Certain Changes or Events          7
2.07	Legal Proceedings                             7
2.08	Compliance with Laws and Orders               7
2.09	Compliance with Agreements; Certain Agreements7
2.10	Affiliate Transactions                        8

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASERS          8

3.01	Organization                                  8
3.02	Authority                                     8
3.03	No Conflicts; Approvals and Consents          9
3.04	Legal Proceedings                             9
3.05	Purchase of Units                             9
3.06	Not Resident In Ontario                      10
3.07 	Accredited Investor                          10

ARTICLE IV

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DEFINITIONS                                          11

4.01	Definitions                                  11

ARTICLE V
MISCELLANEOUS                                        14

5.01	Non-Survival of Representations,
        Warranties, Covenants and Agreements         14
5.02	Notices                                      14
5.03	Entire Agreement.                            15
5.04	Expenses                                     15
5.05	Public Announcements                         15
5.06	Confidentiality                              15
5.07	Waiver                                       15
5.08	Amendment                                    16
5.09	No Third Party Beneficiary                   16
5.10	No Assignment; Binding Effect                16
5.11	Headings                                     16
5.12	Invalid Provisions                           16
5.13	Governing Law                                16
5.14	Arbitration                                  16
5.15	Counterparts                                 17

Exhibit A     List of Purchasers
Exhibit B     Legal Opinion

This SUBSCRIPTION AGREEMENT dated as of February 22, 2001 is made and entered into by and among SIDEWARE SYSTEMS, INC., a Canadian corporation (the "Company") and each of the investors listed on the signature pages hereto (each a "Purchaser" and collectively, the "Purchasers"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 4.01.

WHEREAS, the Company desires to sell, and each Purchaser desires to purchase, that number of Units set forth next to such Purchaser's name on Exhibit A, on the terms and subject to the conditions set forth in this Agreement. Each Unit (collectively "Units") consists of 131,579 Common shares without par value (the "Common Shares") and 131,579 Common stock purchase warrants (the "Warrants"), with each Warrant entitling the holder to purchase one additional common share (the "Warrant Shares"). The aggregate number of Units being sold is equal to 50;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale. The Company hereby sells to each Purchaser, and each Purchaser hereby purchases from the Company, the respective number of Units set forth next to such Purchaser's name on Exhibit A at the Closing, on the terms and subject to the conditions set forth in this Agreement.

1.02 Purchase Price. The aggregate purchase price for the Units is $100,000 (the "Purchase Price"), payable in immediately available United States funds at the Closing in the manner provided in
Section 1.03.

1.03 Closing. The Closing will take place at the offices of Sideware Systems Inc., 1600 - 777 Dunsmuir St., Vancouver, BC, 20190 at 1:00 P.M. local time. The Closing will take place on the Closing Date which, which shall be as soon as reasonably practicable following receipt of preliminary approval from the Toronto Stock Exchange, and which shall be determined in accordance with section 1.07. At the Closing, each Purchaser will pay such Purchaser's portion of Purchase Price as set forth next to such Purchaser's name on Exhibit A by wire transfer of immediately available funds to such account as the Company may reasonably direct by written notice delivered to Purchaser by the Company before the Closing Date. Simultaneously, the Company will deliver to the Purchaser's Representative a certificate or certificates representing the respective number of Common Shares purchased by such Purchaser (the "Share Certificates") and a certificate or certificates representing the number of Warrants purchased by such Purchaser (the "Warrant Certificates").

1.04  Restrictive Legend.  Each Share Certificate and each
Warrant Certificate issued at the Closing will bear a legend in the following terms:

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"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
APPLICABLE STATE OR FOREIGN SECURITIES LAWS, AND ACCORDINGLY,
SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE
DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR
QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM."
All of the restrictions imposed by this Section 1.04 upon the transferability of the Common Shares and Warrant Shares shall cease and terminate as to any particular Common Share or Warrant Share when such Common Share or Warrant Share shall have been effectively registered under the Securities Act and applicable state securities laws and sold by the holder thereof in accordance with such registration or sold under and pursuant to Rule 144 or is eligible to be sold under and pursuant to paragraph (k) of Rule 144. Whenever the restrictions imposed by this Section 1.04 shall terminate as to any Common Share or Warrant Share as hereinabove provided, the holder thereof shall be entitled to receive from the Company, without expense, a new certificate evidencing such Common Share or Warrant Share not bearing the restrictive legend otherwise required to be borne by a certificate evidencing such Common Share or Warrant Share; provided that the Company may require an opinion of counsel reasonably satisfactory to it to the effect that no legend is required under the Securities Act and applicable state securities laws or foreign securities laws.

1.05    Ontario and Provincial Regulatory Requirements.  The
Purchasers acknowledge and agree that in order to comply with the requirements of the Ontario Securities Commission:

(a) for a period of 90 days following the Closing Date, none of the Purchasers will re-sell any of the Common Shares or Warrant
Shares through the facilities of the Toronto Stock Exchange, or in Ontario, or to any person whom they know or have any reason to believe is a resident of Ontario;

(b) so long as the Company's common shares are trading on any stock exchange in the United States or through any quotation system in the United States, any re-sales of the Common Shares or Warrant
Shares will be made through the facilities of such United States stock exchange or quotation service; and

(c) no re-sale as described in subsection (b) will be pre-arranged with any person who is a resident of Ontario, or will be made to any person whom the Purchaser knows or has any reason to believe is a resident of Ontario.

The Purchasers will also execute such additional agreements and undertakings as the Company may reasonably require to ensure compliance with the regulations of the Ontario Securities Commission regarding re-distribution of securities into Ontario, or to provide the Toronto Stock Exchange with evidence of compliance with those regulations.

This Agreement and the offering of Units pursuant hereto is subject to the approval of the Toronto Stock Exchange. If approval of the Toronto Stock Exchange is not

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

received within 21 days following the
date on which all of the Units offered have been subscribed for, this Agreement will be null and void. The Company will use its reasonable best efforts to obtain the required approval.

Purchasers who are not residents of the United States further acknowledge that:

(a) such Purchasers may be required to execute an undertaking with the Toronto Stock Exchange requiring them to agree to a six month hold period from the Closing Date in respect of all Shares and Warrant Shares purchased by them; and

(b) securities laws of any Canadian province in which they reside may also impose hold periods.

1.06 Opinion of Counsel. The Purchasers Representative shall have received an opinion, substantially in the form attached hereto as Exhibit B, from the Law Offices of Miller Thomson, counsel to the Company, or from another firm of attorneys satisfactory to the Purchasers Representative, acting reasonably, dated as of the Closing Date.

1.07 Company's Re-pricing Obligation. The obligation of the Purchasers to close shall be conditional on the Company completing the following re-pricing procedures:

(a) The Purchasers Representative shall notify the Company as soon as the Purchasers Representative has received sufficient subscriptions to meet such minimum subscription level as may be determined by the Company (which minimum subscription level shall not be less than $3,000,000).

(b) If the closing price for the Company's shares on the Toronto Stock Exchange on the date preceding the notice given pursuant to subsection (a) was less than $0.80, the Company shall apply forthwith to re-price the Units to a price based on 95% of that closing price.

(c) The Purchasers may withdraw from the purchase and sale of the Units if:

  (i) the Company has not received approval of the re-pricing referred to in (b) by the end of the second business day following the notice given pursuant to (a); and
  (ii) the closing price for the Company's shares on the Toronto Stock Exchange on the business day following the notice given pursuant to (a) is less than $0.80.

(d) If the Purchasers are not permitted to withdraw from the purchase and sale of the Units pursuant to (c), the closing shall take place on the third business day following the notice given pursuant to (a), or as soon thereafter as the parties are able to facilitate the closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY


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


The Company hereby represents and warrants to each Purchaser as follows:

2.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties, except for such failures to be in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
Section 2.01 of the Company Disclosure Schedule sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company,
(ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in Section 2.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

2.02 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The Common Shares, when issued in accordance with this Agreement, and the Warrant Shares when issued upon exercise of the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

2.03     Capital Stock.

(a)     The authorized capital stock of
the Company consists solely of 199,949,375 common shares without par value ("Common Stock"). As of January 8th, 2001, 60,886,415 shares of Common Stock were issued and outstanding, 6,600,407 warrants were outstanding, and not more than 11,590,400 shares (not including the Company's proposed 2001 Stock Option Plan, which will reserve an additional 6,000,000 shares for issuance) were reserved for issuance upon the exercise of stock options granted under the Company employee stock option plans. Except as set forth in Section 2.03 of the Company Disclosure Schedule, since such date, there has been no change in the number of issued and outstanding shares of Common Stock or shares of Common Stock held in treasury. As of the date hereof, no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Common Stock and all shares of Common Stock reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and as set forth in
Section 2.03 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or of any Subsidiary or to grant, extend or enter into any Option with respect thereto.

(b)     Except as disclosed in Section 2.03 of the Company
Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any Liens.

(c)     Except as disclosed in Section 2.03 of the Company
Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

2.04 No Conflicts; Approvals and Consents. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of the Company;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.04(b)of the Company Disclosure Schedule, conflict with or result in a violation or breach of any terms or provision of any Law or Order applicable to the Company or its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company; or

(c) except as disclosed in Section 2.04(c) of the Company Disclosure Schedule, or as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby (i) conflict with or result in a violation or breach of, (ii) constitute
(with or without notice or lapse of time or both) a default under,
(iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon the Company or any of its Assets or Properties under, any contract or License to which the Company is a party or by which any of its Assets and Properties is bound.

(d) Except as disclosed in Section 2.04(d) of the Company Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets or Properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

2.05 SEC Reports and Financial Statements. Each Purchaser has had access prior to the execution of this Agreement, either through the EDGAR database, or directly from the Company, to a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") since December 31, 1999 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with Canadian or United States GAAP (as stated therein), except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC, and, as of the respective dates thereof, fairly presented (subject, in the case of the unaudited interim financial statements, to year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. The Common Stock

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


has been registered under the Exchange Act for at least 12 months, and the Company has filed all required reports under the Exchange Act during such period.

2.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 2.06 of the Company Disclosure Schedule, (a) since December 31, 1999 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and (b) between December 31, 1999 and the date hereof the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

2.07     Legal Proceedings.  Except as disclosed in the Company
SEC Reports filed prior to the date of this Agreement or in
Section 2.07 of the Company Disclosure Schedule, (i) there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting, nor to the Knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective Assets and Properties which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby, and (ii) neither the Company nor any of its Subsidiaries is subject to any continuing Order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

2.08 Compliance with Laws and Orders. The Company and its Subsidiaries hold all Licenses for the lawful conduct of their respective businesses, except for failures to hold such Licenses which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of such Licenses, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.09     Compliance with Agreements; Certain Agreements.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 2.09(a) of the Company Disclosure
Schedule, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificate of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any contract to which the Company or any of its

Subsidiaries is
a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (iii) for breaches, violations and defaults which, individually or in the aggregate, do not have and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b) Except as disclosed in Section 2.09(b) of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement,
(ii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, or (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

2.10 Affiliate Transactions. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in
Section 2.10 of the Company Disclosure Schedule, no officer, director or shareholder of the Company has any interest (other than as a shareholder of the Company) in any property, real or personal, tangible or intangible, including without limitation intellectual property, used in or pertaining to the business of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby represents and warrants to the Company as to himself or itself as follows:

3.01 Organization. To the extent Purchaser is an entity, Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of its organization. Each Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.02 Authority. To the extent Purchaser is an entity, the execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, have been duly and validly approved by Purchaser, no other action on the part of Purchaser or its equityholders being necessary for Purchaser to execute, deliver and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Purchaser and constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as

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

enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.03 No Conflicts; Approvals and Consents. (a) The execution and delivery of this Agreement by each Purchaser does not, and the performance by such Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(i) with respect to each Purchaser that is an entity, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, by-laws, limited liability agreement or trust agreement (or other comparable corporate charter document) of such Purchaser;

(ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Purchaser or any of its Assets and Properties; or

(iii)	(i) conflict with or result in a violation or breach
of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon such Purchaser or any of its Assets or Properties under, any contract or License to which such Purchaser is a party or by which any of its Assets and Properties is bound.

(b) no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of such Purchaser is required in connection with the execution, delivery and performance of such Purchaser's obligations hereunder or the consummation of the transactions contemplated hereby.

3.04     Legal Proceedings.  There are no Actions or
Proceedings pending or, to the knowledge of such Purchaser, threatened against, relating to or affecting such Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

3.05     Purchase of Units.

(a)     Each Purchaser acknowledges
that this Agreement is made with such Purchaser in reliance upon such Purchaser's representation to the Company, which by such Purchaser's execution of this Agreement such Purchaser hereby confirms, that (i) the Common Shares and the Warrants (and any Warrant Shares acquired in the future) are being acquired by such Purchaser and will be acquired for investment for such Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same and
(ii) that such Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act. By executing this Agreement, each Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Common Shares, Warrants or Warrant Shares. Each

Purchaser represents that either (i) such Purchaser has not been formed for the specific purpose of acquiring the Common Shares, Warrants or Warrant Shares or (ii) if such Purchaser has been formed for the specific purpose of acquiring the Common Shares, Warrants or Warrant Shares, each Person that has an interest in such Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

(b) Each Purchaser has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the sale of the Units pursuant to this Agreement with the Company's management. Each Purchaser understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company's business which it believes to be material.

(c)     Each Purchaser understands that none of the Common
Shares, Warrants or Warrant Shares have been, and none of them will be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations and warranties as expressed in this Article III. Each Purchaser understands that the Common Shares, Warrants or Warrant Shares are "restricted securities" under applicable United States federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Common Shares, Warrants or Warrant Shares indefinitely unless they are registered with the SEC, or an exemption from such registration and qualification requirements is available. Each Purchaser acknowledges that the Company has no obligation to register or qualify the Common Shares, Warrants or Warrant Shares for resale except as expressly provided under the Registration Rights Agreement. Each Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Shares, Warrants or Warrant Shares, and on requirements relating to the Company which are outside of such Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

(d) Each Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of the transactions contemplated hereby, including the purchase of the Common Shares, Warrants and the Warrant Shares.

(e) Each Purchaser is able to bear the economic risk of acquiring Common Shares, Warrants and the Warrant Shares and to hold the Common Shares, Warrants and Warrant Shares acquired by such Purchaser pursuant to this Agreement for a substantial period of time.

3.06.	Each Purchaser is not a resident in Ontario.

3.07.	Accredited Investor Status.   Each Purchaser is an
"accredited investor" as that term is defined in Section 4.01 and has completed the Accredited Investor Certification on page 19.

ARTICLE IV
DEFINITIONS

4.01	Definitions.

(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

"AAA" has the meaning ascribed to it in Section 5.14.

"Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

"Accredited Investor"  Shall mean: Any bank as defined in
Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which plan fiduciary is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors; Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended; Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership not formed for the specific purpose of acquiring the Shares offered, with total assets in excess of $5,000,000; Any natural person whose individual net worth or joint net worth with that person's spouse, at the time of investment in the Shares, exceeds $1,000,000; Any natural person who had an individual income in excess of $200,000 in each of the two most recent calendar years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year; Any partnership or trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D and who has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of an investment in the units; or Any entity in which all of the equity owners are accredited investors.

"Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

"Agreement" means this Subscription Agreement and the Company Disclosure Schedules, as the same shall be amended from time to time.

"Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

"Board of Arbitration" has the meaning ascribed to it in
Section 5.14.

"Closing" means the closing of the transactions contemplated by Section 1.03.

"Closing Date" has the meaning ascribed to in Section 1.03.

"Common Shares" has the meaning ascribed to it in the forepart of this Agreement.

"Company" has the meaning ascribed to it in the forepart of this Agreement.

"Company Financial Statements" has the meaning ascribed to it in Section 2.05.

"Company SEC Reports" has the meaning ascribed to it in
Section 2.05.

"Exchange Act" has the meaning ascribed to it in Section
2.05.

"GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

"Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

"Knowledge of the Company" means the actual knowledge of any officer or director of the Company or any Subsidiary of the Company.

"Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

"Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

"Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

"Material Adverse Effect" with respect to an entity means any event, change or effect which is materially adverse to the business, financial condition or results of operations of such entity (or of such group of entities taken as a whole).

"Option" has the meaning ascribed to it in Section 2.03.

"Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

"Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

"Preferred Stock" has the meaning ascribed to it in Section
2.03.

"Purchase Price" has the meaning ascribed to it in Section
1.02.

"Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

"Purchasers Representative" shall mean H.C. Wainwright

"Registration Rights Agreement" means the Registration
Rights Agreement, dated the date hereof, by and among the Company and Purchasers.

"Rule 144" shall mean Rule 144 promulgated by the SEC under the Securities Act (or any successor or similar rule then in force).

"SEC" has the meaning ascribed to it in Section 2.05.
"Securities Act" has the meaning ascribed to it in Section
2.05.

"Share Certificates" has the meaning ascribed to it in
Section 1.03.

"Shares" has the meaning ascribed to it in the forepart of this Agreement.

"Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

"Unit" has the meaning ascribed to it in the forepart of this Agreement.

"Warrant Certificates" has the meaning ascribed to it in
Section 1.03.

"Warrant Shares" has the meaning ascribed to it in the forepart of this Agreement.

"Warrants" has the meaning ascribed to it in the forepart of this Agreement.

(b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE V
MISCELLANEOUS

5.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing Date but shall terminate at the Closing, except for the agreements contained in this
Article V.

5.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to any Purchaser:

C/O H.C. Wainwright & Co., Inc.

245 Park Avenue
44th Floor
New York, NY 10167

If to the Company, to:

Sideware Systems, Inc.

1810 Samuel Morse Drive
Reston, VA 20190
Facsimile No.: 703-437-9065

Attn:  James L. Speros, President & CEO

with a copy to:

Sideware Systems Inc.
777 Dunsmuir Street, Suite 1600
Vancouver, BC V7Y1K4
Facsimile No.: 604-688-0094

Attn:  Grant Sutherland, Chairman

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

5.03 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

5.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

5.05 Public Announcements. Except as otherwise required by Law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Purchasers and the Company will not, and will not permit any of their respective representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Purchasers and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

5.06 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of each Purchaser, any Person who has provided, or who is considering providing, financing to such Purchaser to finance all or any portion of the Purchase Price, and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate, or any Person who has provided, or who is considering providing, financing or representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.

5.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

5.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

5.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that any Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve such Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

5.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

5.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

5.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

5.14 Arbitration. The parties to this Agreement agree that any disputes arising out of, or in connection with, the execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be settled by arbitration, which shall be conducted in New York, New York pursuant to the then prevailing rules of the American Arbitration Association ("AAA") by a panel of three arbitrators of the AAA (the "Board of Arbitration") acceptable to the Company, on the one hand, and Purchaser, on the other hand. Each of the Company, on the one hand, and all of the Purchasers, on the other hand, shall select one (1) member and the third member shall be selected by mutual agreement of the other members. If the other members fail to reach agreement on a third member within thirty (30) days after their selection, the parties shall jointly request the AAA to designate, in accordance with AAA rules, a third member experienced in industries in which the Company does business. The parties agree to facilitate the arbitration by (a) making available to one another and to the Board of Arbitration for inspection and extraction all documents, books, records, and personnel under their control or under the control of a person controlling or controlled by such party if determined by the Board of Arbitration to be relevant to the dispute,
(b) conducting arbitration hearings to the greatest extent possible on successive business days and (c) using their best efforts to observe the time periods established by the rules of the AAA or by the Board of Arbitration for the submission of evidence and briefs. The decision of the Board of Arbitration shall be final, binding and not subject to further review, and judgment on the award of the Board of Arbitration may be entered in and enforced by any court having jurisdiction over the parties or their assets. Any costs incurred in conducting the arbitration shall be borne by the non-prevailing (as determined by the Board of Arbitration) party.

5.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

ACCREDITED INVESTOR CERTIFICATION

PURCHASE OF THE SHARES AND WARRANTS INVOLVES SIGNIFICANT RISKS
AND IS A SUITABLE INVESTMENT ONLY FOR CERTAIN TYPES OF POTENTIAL INVESTORS. SEE "RISK FACTORS."
The purchase of Shares and Warrants is suitable only for investors who have no need for liquidity in their investments and who have adequate means of providing for their current needs and contingencies even if the investment in the Shares results in a total loss. Shares will be sold only to prospective investors which are "accredited investors" under Regulation D promulgated under the Securities Act. "Accredited Investors" are those investors which make certain written representations that evidence the investor comes within one of the following categories:


(Initial the appropriate category)

----
I.)	Any bank as defined in Section 3(a)(2) of the Securities
Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under
Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income
Security Act of 1974, as amended, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which plan fiduciary is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

----
II.)	Any private business development company as defined in
Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

SD
---
III.)	Any organization described in Section 501(c)(3) of the
Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership not formed for the specific purpose of acquiring the Shares offered, with total assets in excess of $5,000,000;

---
IV.)	Any natural person whose individual net worth or joint net
worth with that person's spouse, at the time of investment in the Shares, exceeds $1,000,000;

---
V.)	Any natural person who had an individual income in excess of
$200,000 in each of the two most recent calendar years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year;

---
VI.)	Any partnership or trust, with total assets in excess of
$5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D and who has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of an investment in the units; or

---
VII.)	Any entity in which all of the equity owners are accredited
investors.

As used in this Offering Materials the term "net worth" means the excess of total assets over total liabilities. In determining income, an investor should add to his or her adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments and without any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.
The Company may make or cause to be made such further inquiry and obtain such additional information as it deems appropriate with regard to the suitability of prospective investors. The Company may reject subscriptions in whole or in part if, in its discretion, it deems such action to be in the best interests of the Company. If the Offering is oversubscribed, the Company will determine which subscriptions will be accepted.

If any information furnished or representations made by a prospective investor or others acting on its behalf mislead the Company or the Company as to the suitability or other circumstances of such investor, of if, because of any error or misunderstanding as to such circumstances, a copy of this Offering Materials is delivered to any such prospective investor, the delivery of this Offering Materials to such prospective investor shall not be deemed to be an offer and this Offering Materials must be returned to the Company immediately.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

SIDEWARE SYSTEMS, INC.
By:   "Grant Sutherland"
    --------------------------------
Name:  Grant Sutherland
Title: Chairman

PURCHASER: SDS Merchant Fund, LP

By:   "Steve Derby"
    ---------------------------------
Name:  Steve Derby
Title:  Managing Member
AGGREGATE SUBSCRIPTION AMOUNT:
Number of Units:  3